  EX-34.4
(logo) plante moran

Plante & Moran, PLLC
Suite 2700
225 W. Washington St.
Chicago, IL 60606
Tel: 312.899.4460
Fax: 312.726.3262
plantemoran.com

Report of Independent Registered Public Accounting Firm

To the Board of Directors
National Tax Search, LLC

We have examined management's assertion, included in the accompanying
Management's Report on Assessment of Compliance with Securities and Exchange
Commission's Regulation AB Servicing Criteria, that National Tax Search, LLC
(the "Company") complied with certain servicing criteria set forth in Item
1122(d) of the Security and Exchange Commission's Regulation AB for the National
Tax Search TaxQ system (the "Platform") as of and for the year ended December
31, 2011. The Company has determined that only certain servicing criteria
1122(d)(1)(ii), 1122(d)1(iv), 1122(d)2(ii), 1122(d)2(v), 1122(d)2(vi),
1122(d)2(vii), 1122(d)(4)(xi), and 1122(d)(4)(xii) are applicable to the activities performed by it with respect to the Platform covered by this report.
The Company has determined that the remaining servicing criteria set forth in
Item 1122(d) of the SEC Regulation AB are not applicable to the activities performed by it with respect to the Platform covered by this report.

Management is responsible for the Company's compliance with those servicing criteria. Our responsibility is to express an opinion on management's assertion about the Company's compliance with the servicing criteria based on our examination. Our examination was conducted in accordance with standards of the
Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included selection of a sample of transactions and compliance activities related to the
Platform during the examination period and determining whether the Company processed those transactions and performed those activities in compliance with the servicing criteria. Our testing of selected transactions and compliance activities was limited to calculations, reports, and activities performed by the Company during the period covered by this report. Our procedures did not include determining whether errors may have occurred prior to our tests that may have affected the balances or amounts calculated or reported by the Company during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the
Company's compliance with the servicing criteria.

In our opinion, management's assertion that the Company complied with the aforementioned servicing criteria as of and for the year ended December. 31,
2011 for the Platform is fairly stated in all material respects.

/s/ Plante & Moran, PLLC

Chicago,IL
January 16, 2012

(logo) Praxity
MEMBER
GLOBAL ALLIANCE OF
INDEPENDENT FIRMS